Exhibit H(14)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (the “Manager”), and MML Series Investment Fund, a Massachusetts business trust (the “Trust”), effective as of the 1st day of May, 2009.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML NASDAQ-100® Fund, MML Emerging Growth Fund, MML Equity Index Fund, MML Global Fund, MML Conservative Allocation Fund, MML Balanced Allocation Fund, MML Moderate Allocation Fund, MML Growth Allocation Fund and MML Aggressive Allocation Fund (each a “Fund” and together, the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement cannot be terminated unilaterally by the Manager:

1.	Expense Limitation

The Manager agrees to

(i)

bear the expenses (other than the management fees, interest, taxes, brokerage commissions, extraordinary litigation and legal expenses, or other non-recurring or unusual expenses) of Initial Class shares of the MML NASDAQ-100® Fund in excess of .11% of the average daily net asset values of such class through May 2, 2010;

(ii)	bear the expenses (other than the management fees, interest, taxes, brokerage commissions, extraordinary litigation and legal expenses, or other non-recurring or unusual expenses) of Initial Class shares of the MML Emerging Growth Fund in excess of .20% of the average daily net asset values of such class through May 2, 2010;

(iii)	bear the expenses of Class I, Class II and Class III of the MML Equity Index Fund (other than the management and administrative fees, interest, taxes, brokerage commissions, extraordinary litigation and legal expenses, or other non-recurring or unusual expenses), excluding Acquired Fund fees and expenses, in excess of .05% of the average daily net asset values of each such class through May 2, 2010;

(iv)	cap the fees and expenses of Class I and Class II shares of the MML Global Fund (other than extraordinary litigation and legal expenses, or other non-recurring or unusual expenses) through May 2, 2010, to the extent that Net Fund Expenses would otherwise exceed .90% and .80%, respectively; and

(v)	cap the fees and expenses of Initial Class shares of the MML Conservative Allocation Fund, MML Balanced Allocation Fund, MML Moderate Allocation Fund, MML Growth Allocation Fund and MML Aggressive Allocation Fund (other than extraordinary litigation and legal expenses, or other non-recurring or unusual expenses), excluding Acquired Fund fees and expenses, through May 2, 2010, to the extent that Net Fund Expenses would otherwise exceed .20%.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 30th day of April, 2009.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ Eric Wietsma
Eric Wietsma, Corporate Vice President

MML SERIES INVESTMENT FUND on behalf of each Fund

By: /s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer